Exhibit 99.1

Anworth Mortgage Asset Corporation Announces
First Quarter 2006 Common Stock Dividend of $0.02 Per Share and Second Quarter
2006 Preferred Stock Dividend of $0.539063 Per Share

          SANTA MONICA, Calif., April 17 /PRNewswire-FirstCall/ -- Anworth Mortgage Asset Corporation (NYSE: ANH) announced today that its board of directors declared a quarterly common stock dividend of $0.02 per share for the first quarter of 2006.  The common stock dividend is payable on May 17, 2006 to common stockholders of record as of the close of business on April 28, 2006.

          Commenting on Anworth’s operations, Lloyd McAdams, Anworth’s Chairman of the Board, President and Chief Executive Officer, stated, “Compared with the fourth quarter of 2005, the net income for the first quarter was relatively unchanged.  As interest rates on our borrowings continued to reset to current levels at more frequent intervals than the reset of the interest rates on our primarily adjustable-rate mortgage-backed securities, the result was a narrower interest rate spread.  However, the decline in mortgage prepayments and the resulting reduction in premium amortization expense tended to partially offset this decline in spread between interest received and borrowing costs.”

          Also, in accordance with the terms of the company’s 8.625% Series A Cumulative Preferred Stock, the board of directors declared a preferred stock dividend of $0.539063 per share for the second quarter of 2006.  The preferred stock dividend is payable on July 17, 2006 to preferred stockholders of record as of the close of business on June 30, 2006.  The dividend reflects the accrual from April 1, 2006 through June 30, 2006, or 90 days of a 360 day year.

          About Anworth Mortgage Asset Corporation

          Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for distribution to stockholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings.  Through its wholly-owned subsidiary, Belvedere Trust Mortgage Corporation, Anworth also invests in high quality jumbo adjustable-rate mortgages and other mortgage-related assets and finances these loans though securitizations.

          Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

          This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Anworth Mortgage Asset Corporation
John T. Hillman
(310) 255-4438 or (310) 255-4493

SOURCE   Anworth Mortgage Asset Corporation
          -0-                                                  04/17/2006
          /CONTACT:    John T. Hillman of Anworth Mortgage Asset Corporation, +1-310-255-4438, or +1-310-255-4493/_